EX 99.4(A)

FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE ANNUITY CONTRACT

Non-Participating

This Contract creates a legal agreement between you, as Owner, and National Integrity Life Insurance Company (Company, we or us).  We have issued this Contract to you based on the information you gave us and in consideration of the Initial Premium shown on your Specifications Pages.  We agree to provide benefits to you as stated in this Contract.

Contract values and benefits based on Separate Account assets are not guaranteed and will increase or decrease with investment experience.

RIGHT TO CANCEL

Please read your Contract carefully.  During a 10-day free look period,  or 60 days if this Contract is issued as a result of a replacement,  you have the right to cancel this Contract.  If you are not satisfied, simply return the Contract to us, or the agent who sold it, within 10 days of receipt , or 60 days if a replacement .  We will promptly return (i) an amount equal to the sum of (a) and (b), where (a) is the difference between the premiums paid, including any fees or other charges, and the amounts, if any, allocated to any subaccounts under the Contract, and (b) is the Account Value of the contract on the date of surrender attributable to the amounts allocated to any subaccount under the Contract; and (ii) all Premium invested in the Fixed Accounts.  Upon such refund, the Contract shall be void.

ADMINISTRATIVE OFFICE

If you have questions, complaints, or need any help with your Contract, please write to us at  15 Matthews Street, Suite 200, Goshen, New York 10924-1995  or call us at  1-800-325-8583.  You may also contact us via the internet at www.wsfinancialpartners.com .

[ON THE CONTRACT DATE, THE AVAILABLE FIXED ACCOUNT OPTIONS ARE SYSTEMATIC TRANSFER OPTIONS. PREMIUMS ALLOCATED TO THESE OPTIONS ARE TRANSFERRED OUT OF THE FIXED ACCOUNT AND INTO SUBACCOUNTS OVER THE PERIOD YOU ELECT.]  PLEASE CHECK YOUR SPECIFICATION PAGES TO DETERMINE WHICH, IF ANY, FIXED ACCOUNT OPTIONS ARE AVAILABLE ON THE CONTRACT DATE.  THE COMPANY RESERVES THE RIGHT TO RESTRICT THE AVAILABILITY OF ANY FIXED ACCOUNT OFFERED UNDER THIS CONTRACT.

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

Jill T. McGruder	Edward J. Babbitt
President	Secretary

This Contract may contain a Withdrawal Charge waiver.  See your Specifications Pages for details.

NIL-15 1011 NY

Definitions

Account Value is the value of your Subaccount Units and the value in any Fixed Account added together.  The Account Value is equal to the sum of your Premiums, minus partial withdrawals (adjusted for any Withdrawal Charges), adjusted for the net investment experience credited to or deducted from the Subaccounts, minus the daily deduction of the Separate Account Charge from the Subaccounts, plus interest credited to each Fixed Account, minus any applicable Contract Fee, Transfer Fees and Premium Tax.

Administrative Office means the address on the first page of the Contract where all correspondence relating to this Contract should be sent.

Annuity Date is the date you elect an Annuity Option.

Annuity Option is an arrangement under which income payments are made pursuant to this Contract.

Annuitant is the natural person on whose life the annuity benefit under this Contract will be based.  If the Annuitant dies prior to the Annuity Date, the Owner, if living, will become the Annuitant.  Information about the Annuitant is stated on your Specifications Pages.  You cannot change the Annuitant after the Contract Date.

Beneficiary is the person who will receive the Death Benefit if you die before the Annuity Date.

Business Day means any day that the New York Stock Exchange is open for business.

Contract Anniversary occurs once annually on the same day as the Contract Date.  Each Contract Anniversary occurs on the first day of the Contract Year.

Contract Date means the date we issued you this Contract.  The Contract Date is stated on your Specifications Pages.  Contract Years, Contract Anniversaries, Contract semiannual periods, Contract quarters and Contract months are measured from the Contract Date.

Contract Year means each consecutive twelve (12) month period.  The first Contract Year begins on the Contract Date and ends on the day prior to the Contract Anniversary.  Each subsequent Contract Year begins on each Contract Anniversary.

Death Benefit means the amount we will pay to your Beneficiary on the Death Benefit Date.

Death Benefit Date means the date we receive due proof of the Owner’s death and the Beneficiary’s election as to form of payment in Good Order in our Administrative Office.

Fixed Account means an Investment Option offering a fixed rate of return.

Fund refers to the designated investment company or distinct designated security in which a Subaccount is invested.

General Account means the Company’s account holding all of our assets except those in a separate account.

Good Order means complete information we require to process your application or any request.

Guarantee Period is the period of time for which we declare a Guaranteed Interest Rate.

Guaranteed Interest Rate is an effective annual interest rate established by us for a Guarantee Period within a Fixed Account.  Guaranteed Interest Rates will change from time to time, but will never be less than the Guaranteed Minimum Interest Rate.

Guaranteed Minimum Interest Rate is stated on your Fixed Account Specifications Page and is the minimum rate we will pay on amounts allocated to the Fixed Accounts.

Investment Options are Subaccounts and Fixed Accounts available under your Contract.

Maturity Date is the date by which you must either elect an Annuity Option or take a lump sum payment of your Account Value.  Your Maturity Date is stated on your Specifications Pages and is based on the Maturity Age, as stated on your Specifications Pages, of the Annuitant named on the Contract Date.

Nonqualified Contract refers to an annuity that is not a Qualified Contract.

Owner is the person entitled to exercise all rights under this Contract unless stated otherwise.  If a joint Owner is named, the Owner and joint Owner share all rights under this Contract.  We require both to act together unless stated otherwise.  Unless otherwise specifically stated, all references to Owner in this Contract mean both Owner and joint Owner.  The Owner (and joint Owner, if any) is stated on your Specifications Pages.

Premium is the money you pay into this Contract.

Premium Tax refers to any tax assessed by a governmental authority against Premium or Contract values.

Prior Written Notice means notice sent by us to you within the Prior Written Notice Period stated on your Specifications Pages before an event or action.

Qualified Contract means an annuity contract that qualifies under the Tax Code as an Individual Retirement Annuity that meets the requirements of Section 408 or 408A of the Tax Code or an annuity contract purchased under a retirement plan that receives favorable tax treatment under Section 401, 403, 457 or similar provisions of the Tax Code.

Specifications Pages refers to the Contract Specifications Pages issued with your Contract, including your Subaccount Specifications Page and your Fixed Account Specifications Page, all of which are a part of your Contract.

Separate Account refers to a separate account of the Company identified on your Subaccount Specifications Page, which is registered as a unit investment trust under the Investment Company Act of 1940, as amended (1940 Act), and subject to New York laws that regulate the operations of insurance companies domiciled in New York.

Subaccount means an Investment Option that is a division of the Separate Account.  Each Subaccount invests its assets in a separate series or class of shares of a designated investment company, or in a distinct designated security, each of which is referred to as a Fund.

Surrender Value means the amount available upon surrender of your Contract.  It is equal to the Account Value minus any Withdrawal Charge and Premium Tax.

Tax Code means the Internal Revenue Code of 1986, as amended, or any corresponding provisions of subsequent United States revenue laws, and applicable rules, regulations and written guidance published by the Internal Revenue Service.

Transfer is the movement of all or a portion of your Account Value between or among Investment Options by one Written Request.

Unit is the measure of your ownership interest in a Subaccount.

Unit Value refers to the value of a Unit.  The Unit Value of each Subaccount is determined each Business Day, and will fluctuate to reflect investment results of the Fund and the daily deduction of the Separate Account Charge.

Unrestricted Transfers are Transfers that are not subject to a Transfer Fee.

Valuation Period means each Business Day together with any consecutive non-Business Days immediately preceding such Business Day.  For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included in the Valuation Period.

Written Request means a complete and timely notification or request you provide to us in writing at our Administrative Office in a form acceptable to us.

Premium and Accumulation Provisions

Premiums — Upon receipt of your application and initial Premium in Good Order, we will apply your initial Premium according to your allocation instructions.  Your initial Premium must be at least the Minimum Initial Premium amount stated on your Specifications Pages, but no more than the Maximum Total Premium amount stated on your Specifications Pages.

You may make additional Premium payments at any time if you are no older than the Maximum Premium Age stated on your Specifications Pages subject to the Maximum Total Premium and Minimum Additional Premium stated on your Specifications Pages.

We may refuse any Premium that causes the total Premium paid to this Contract, or all in-force contracts with us having a common owner or annuitant to exceed the Maximum Total Premium stated on your Specifications Pages.

We may refuse to accept a Premium on a nondiscriminatory basis if we discontinue accepting additional Premiums into an Investment Option.

Allocation of Premiums — We allocate your Premiums to one or more of the Investment Options according to your allocation instructions in effect on the day we apply the Premium to your Contract.

You may allocate your Premiums among the Investment Options, subject to the Allocation and Transfer Rules stated on your Specifications Pages.  You may change the allocation by Written Request subject to the Allocation and Transfer Rules.  Allocation percentages must be in whole numbers (no fractions) and must total 100%.

Subaccounts — The Separate Account is divided into Subaccounts, each of which may invest its assets in a separate class of shares of a designated investment company or a distinct security, referred to as a Fund.  The Subaccounts available on your Contract Date are stated on your Subaccount Specifications Page.  Subject to any required approval by state or federal regulators, we may add, remove, combine, substitute or change Subaccounts and Funds.

Fixed Accounts — Fixed Accounts and Guarantee Periods available on your Contract Date are stated on your Fixed Account Specifications Page.  Restrictions Associated with the Fixed Accounts are stated on your Fixed Account Specifications Page.  We have the right to add or discontinue Fixed Accounts available for Transfers and additional Premiums.  If we discontinue a Fixed Account for Transfers and additional Premiums, we will provide Prior Written Notice.

The Account Value in a Fixed Account shall be the sum of all Premiums allocated or Transferred to the Fixed Account, minus partial withdrawals (adjusted for any Withdrawal Charges) and Transfers, plus interest credited to the Fixed Account, and minus any applicable Contract Fee and Premium Taxes.  The Fixed Account values, Surrender Value, Death Benefit and annuity benefit available under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract was issued for delivery.

Interest on the Fixed Accounts is compounded daily at the Guaranteed Interest Rate for the Guarantee Period you selected, and allocated at each corresponding Interest Allocation Period stated on your Fixed Account Specifications Page, or at the following times, if sooner:  Death Benefit Date, Annuity Date, the date of any partial withdrawal or Transfer from a Fixed Account, or the date you surrender the Contract.

Separate Account — The assets of the Separate Account are our property.  The portion of the Separate Account’s assets equal to the reserves and other contract liabilities with respect to the Separate Account will not be charged with liabilities arising out of any other business we conduct.  We may transfer assets of the Subaccount in excess of the reserves and other liabilities with respect to the Subaccount to another subaccount or to our General Account.

Income gains and losses, whether realized and unrealized, from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains, or losses.  Assets are put in the Separate Account to support the Contract and other variable annuity contracts.

With respect to the Separate Account, we may take the following actions unless prohibited by law:

•                  Combine separate accounts, including the Separate Account, with any other separate account we own;

•                  Transfer assets of the Separate Account to another separate account we own, with the prior authorization of New York State Insurance Department;

•                  Register or deregister the Separate Account under the 1940 Act;

•                  Operate the Separate Account under the direction of a committee or discharge such a committee at any time;

•                  Operate the Separate Account in any other form permitted by law;

•                  Make any changes required by the 1940 Act or other federal securities laws;

•                  Make any changes necessary to maintain the status of the Contracts as annuities under the Tax Code;

•                  Make other changes required under federal or state law relating to annuities;

•                  Restrict or eliminate any voting rights of persons who have voting rights as to our Separate Account; and

•                  Operate our Separate Account or one or more of the Subaccounts by making direct investments or investing in any other form.  If we do so, we may invest the assets of our Separate Accounts or one or more of the Subaccounts in any legal investments.

If any of these actions result in a material change in the Subaccounts, we will provide Prior Written Notice to you of such change.  If you have Account Value in a Subaccount that is materially affected, you may provide Written Request to Transfer the Account Value from that Subaccount to another Subaccount in the Separate Account.  Any such Transfer will be an Unrestricted Transfer.

Unit Values — Assets of the Subaccounts will be valued, and Unit Values computed, on each Business Day to reflect the investment performance of the Funds during the Valuation Period, and the daily Separate Account Charge.  The Unit Value computation is stated on your Specifications Pages.

Purchase and Redemption of Units — Premiums allocated to, and Transfers into, a Subaccount purchase Units in that Subaccount, using the Unit Value next computed after we receive the Premium in Good Order at our Administrative Office.

Units will be redeemed for partial withdrawals, surrenders, Transfers out of a Subaccount, purchase of an Annuity Option, and to pay the following fees and charges, if applicable: the Contract Fee, Transfer Fees, Withdrawal Charges and Premium Tax.  Units will be redeemed using the Unit Value next computed after we receive all requirements for the transaction in Good Order at our Administrative Office.

Minimum Account Value — If your Account Value is less than the Minimum Account Value stated on your Specifications Pages and you have not paid a Premium within the Minimum Account Value Period stated on your Specifications Pages, we may cancel your Contract and pay you the Account Value.  We will provide you with Prior Written Notice, during which you may pay additional Premiums.

Surrender and Withdrawal Provisions

Prior to the Annuity Date, you may surrender the Contract or withdraw part of the Account Value by Written Request, subject to the terms, restrictions and conditions set forth in the Contract.  We are not responsible for the tax consequences of any surrender or partial withdrawal.

Surrender — Prior to the Annuity Date, you may surrender your Contract by Written Request and receive the Surrender Value.  We will require the return of this Contract or a signed lost contract affidavit with your Written Request.

Partial Withdrawals — Prior to the Annuity Date, you may withdraw part of the Account Value by Written Request.  The partial withdrawal amount requested must be at least the Minimum Withdrawal Amount stated on your Specifications Pages.  Your remaining Account Value must be at least the Minimum Account Value After Partial Withdrawal stated on your Specifications Pages after (i) any partial withdrawal greater than the Free Withdrawal Amount (defined in the Charges and Deductions Provisions of the Contract), or (ii) withdrawal of an amount greater than the required minimum distribution for this Contract only (as defined by the Tax Code).  You will receive the amount of the partial withdrawal you requested less applicable tax withholding; however, your Account Value will be reduced by the amount requested, plus any applicable Withdrawal Charge and Premium Tax.  Unless you request otherwise, the partial withdrawal will be taken from your Investment Options in the proportion that the value of each Investment Option bears to the Account Value.

Charges and Deductions Provisions

Contract Fee — We may assess the Contract Fee, as stated on your Specifications Pages, each Contract Year.  We will waive this fee if, at the time the fee is due, you meet the Requirement for Contract Fee Waiver stated on your Specifications Pages.  We will deduct the fee from each Investment Option in the proportion that the value of the Investment Option bears to the Account Value.  Upon surrender, payment under the Minimum Account Value provision of the Contract, application of your Account Value to an Annuity Option, or on the Death Benefit Date, the Contract Fee will be assessed for the portion of the Contract Year your Contract has been in effect.

Separate Account Charge — We will assess a daily Separate Account Charge from the Account Value in your Subaccounts that is equivalent to the annual amount stated on your Specifications Pages.  This charge is for the mortality risk and expense risk we assume, administrative expense, distribution expense and other expenses, as well as for profit to the Company.  We may increase or decrease the Separate Account Charge upon Prior Written Notice, but the charge will never exceed the Maximum Separate Account Charge stated on your Specifications Pages.

Withdrawal Charge — The Withdrawal Charge Percentage stated on your Specifications Pages is applied to each Premium and assessed at the time you make a withdrawal or surrender your Contract.  Any Withdrawal Charge assessed will depend on how long the Premium to which the withdrawal is attributed has been in the Contract.  For the purpose of determining the Withdrawal Charge, a withdrawal will be attributed to amounts in the following order: (1) any remaining Free Withdrawal Amount for the current Contract Year (except in the case of a surrender); (2) Premiums which are no longer subject to a Withdrawal Charge and have not yet been withdrawn; (3) Premiums subject to a Withdrawal Charge; and (4) any gain, interest, or other amount that is not considered a Premium.  The total Withdrawal Charge assessed is equal to the sum of the separate Withdrawal Charges applied to each Premium.  In no event will the total Withdrawal Charge exceed the sum of the separate Withdrawal Charge Percentages applied to each respective Premium.  Premiums, when withdrawn, are deemed to be withdrawn on a first-in-first-out basis, with the oldest Premiums withdrawn first.

We will apply a Waiver of the Withdrawal Charge in the circumstances stated on your Specifications Pages.

Free Withdrawal Amount — The Free Withdrawal Amount is the amount you may withdraw each Contract Year without paying a Withdrawal Charge.  Your Free Withdrawal Amount is the greater of (i) the Free Withdrawal Percentage stated on your Specifications Pages multiplied by your Account Value on the date of the withdrawal, minus any partial withdrawals taken during the current Contract Year, or (ii) the Free Withdrawal Percentage multiplied by your Account Value as of the immediately preceding Contract Anniversary, minus any prior withdrawals made during that Contract Year.  In the first Contract Year, the Account Value referenced in item (ii) will be your initial Premium.

The Free Withdrawal Amount is not cumulative; any Free Withdrawal Amount not withdrawn in a Contract Year may not be carried forward to future Contract Years.  The Free Withdrawal Amount applies only to partial withdrawals and does not apply to a surrender or an exchange under the Tax Code.  The Free Withdrawal Amount does not reduce the Withdrawal Charge applicable to each Premium.

Transfer Fee — We may deduct a Transfer Fee for any Transfers among Subaccounts as stated on your Specifications Pages.  Unrestricted Transfers, as stated on your Specifications Pages, are not subject to a Transfer Fee.

Premium Tax — Your state or other governmental authority may impose a Premium Tax.  It may be imposed when a Premium is paid, on the Annuity Date, or at some other time.  If required by your state or other governmental authority, we will assess the Premium Tax on your Contract.

Federal and State Income Tax Withholding — We will withhold federal and state income taxes from any payments due under the Contract as required by law.

Transfer Provisions

Prior to the Annuity Date, you may Transfer or reallocate Account Value between or among Investment Options by Written Request, subject to the Allocation and Transfer Rules stated on your Specifications Pages and Restrictions Associated with Fixed Accounts stated on your Fixed Account Specifications Page.  Your request for Transfer to or from Subaccounts will be processed using the Unit Values next computed after we receive your Written Request.

Right to Modify Transfer Provisions - We may modify our Transfer procedures at any time if we determine that your right to Transfer may cause a disadvantage to other owners of the same class or would unfairly discriminate.  Such modifications may be applied to Transfers to or from some or all of the Investment Options and may include the requirement of a minimum time period between each Transfer, a limit on the amount that you may Transfer at any one time, or a limit on the amount that you may Transfer over a specified period of time.

Beneficiary Provisions

The Beneficiary is the person or persons who will receive the Death Benefit if the Owner dies prior to the Annuity Date.

Joint Owners — If the Contract is owned by joint Owners, each of the Owner and joint Owner shall automatically be designated as the other’s first Beneficiary.  No other Beneficiary designations will take effect if either the Owner or joint Owner survives.

Designation of Beneficiary — If an Owner or joint Owner survives, that survivor is the Beneficiary.  If no Owner or joint Owner survives, other Beneficiary designations take effect.  You may designate Beneficiaries (other than an Owner or joint Owner) as primary or contingent to indicate the order in which they will receive the Death Benefit.  If you name two or more Beneficiaries of the same class (primary or contingent), they will share the Death Benefit equally unless you have requested a different division among them.  You may designate a primary Beneficiary as irrevocable.  Your initial Beneficiary designations are stated on your Specifications Pages.

If any Beneficiary dies before the Owner, that Beneficiary’s interest will go to the other Beneficiaries named, according to their respective interests.  If you leave no surviving Beneficiary, your estate will receive the Death Benefit.

If the Beneficiary is a trust or trustee, we are not responsible for verifying the trust’s or trustee’s right to receive the Death Benefit, or for how the trustee distributes the proceeds.  If we receive a Written Request indicating that the trust has been revoked or is not in effect before payment of the Death Benefit, the Death Benefit will be paid to any other Beneficiaries named, according to their respective interests.

Changing Your Beneficiary — You may change a Beneficiary designation, other than an irrevocable Beneficiary designation, at any time by providing a Written Request to us, subject to the terms of any assignment.  If you have named an irrevocable Beneficiary, you may not add any new primary Beneficiary, or remove or change the irrevocable Beneficiary, without obtaining his or her written consent in a form acceptable to us.  Once we have received it, the change will be effective on the date the Written Request is signed.  We will not be liable for any payment made or other action taken by us before the change or addition was received by us at our Administrative Office.  You cannot remove an Owner or joint Owner as Beneficiary other than through the change of ownership provisions of this Contract.

Death Benefit Provisions

If the Owner or joint Owner dies before the Annuity Date, we will pay the Death Benefit to the Beneficiary.  If the Owner is a non-natural person, then the death of the Annuitant, rather than the Owner, will trigger payment of the Death Benefit.

Death Benefit Amount — The Death Benefit is the Account Value as of the Death Benefit Date.

Any part of the Account Value invested in the Subaccounts at the time we receive notice of the Owner’s death will remain invested in the Subaccounts until the Death Benefit Date.  The Account Value invested in the Subaccounts is subject to investment risk, which is borne by the Beneficiary.

Form of Payment —  If the Owner has not previously designated a form of payment of the Death Benefit, the Beneficiary must elect one of the following forms of payment:

1)                     A lump sum payment of the Death Benefit.

2)                     Deferral of payment of the Death Benefit for up to five years from the date of the death of the Owner or joint Owner.

3)                     Payment over the lifetime of the Beneficiary either (i) under an Annuity Option for the life of the Beneficiary, or (ii) over a period that does not exceed the life expectancy of the Beneficiary as defined by the Tax Code.  Distribution must begin within one year of the date of death of Owner or joint Owner.  We must receive the Beneficiary’s Written Request electing this option within the time period allowed by the Tax Code.

If we do not receive an election as to form of payment in Good Order at our Administrative Office, we will pay a lump sum payment of the Death Benefit amount due to the Beneficiary on the fifth anniversary of the date of death of the Owner or joint Owner.

The Company is not responsible for the tax consequences resulting from the Beneficiary’s election of a form of payment.

The Owner may designate that the Beneficiary is to receive the Death Benefit under an annuity for life.  Such designation must be made, and may only be revoked, by the Owner by Written Request.

Spousal Continuation — If the surviving Owner or joint Owner on a jointly owned Contract, or the sole primary Beneficiary of a single-Owner Contract, is the surviving spouse of the deceased Owner, the spouse may elect to continue this Contract as the Owner instead of receiving the Death Benefit.  If the Owner is a non-natural person, no spousal continuation is available.

If the surviving spouse succeeds to these rights, the Contract will remain in force, and the surviving spouse will be the Owner subject to the same rights, terms and conditions as were applicable to the deceased Owner, subject to any requirements of the Tax Code.  If no Annuitant is living on the date Spousal Continuation is elected, the surviving spouse will become the Annuitant.

Pursuant to the Federal Defense of Marriage Act, same-sex marriages are not recognized for purposes of federal law.  Therefore, the favorable tax treatment provided by federal tax law to an opposite-sex spouse is NOT available to a same-sex spouse.  Same-sex spouses should consult a tax advisor prior to purchasing annuity products that provide benefits based upon status as a spouse, and prior to exercising any spousal rights under an annuity.

Multiple Beneficiaries — If multiple Beneficiaries are eligible to receive the Death Benefit, each Beneficiary’s portion will be separately accounted for, and the required election as to form of payment must be received from each Beneficiary.  Once our processing requirements are satisfied for at least one of the Beneficiaries, we will divide the Death Benefit into distinct portions, one for each Beneficiary.  Each Beneficiary’s portion of the Death Benefit will remain invested in the Subaccounts according to your then-current allocation and will fluctuate with the performance of the Funds until we receive that Beneficiary’s election as to form of payment in Good Order at our Administrative Office.  If a Beneficiary elects any form of payment other than a lump sum, the Beneficiary’s portion of the Death Benefit will remain invested in the Subaccounts and will fluctuate with the performance of the Funds unless we are otherwise directed by the Beneficiary by Written Request.

Death of Owner — We should be notified immediately upon the death of an Owner.  Upon receipt of this notice, no additional Premiums will be accepted and we will terminate any systematic transactions.

Death of Annuitant — You should notify us immediately upon the death of the Annuitant.  If the Annuitant dies prior to the Annuity Date and the Annuitant is not an Owner, the Owner will become the Annuitant.  If the Owner is a non-natural person, we will treat the death of the Annuitant as the death of the Owner.

Annuity Benefit Provisions

Annuity Benefit — You may elect an Annuity Option at any time on or after the first Contract Anniversary and prior to the Maturity Date by providing Written Request.  The amount applied to an Annuity Option is treated as a withdrawal from your Contract.  After the date you elect an Annuity Option, you can no longer surrender, exchange or withdraw from this Contract and the Death Benefit no longer exists.  All rights and benefits under this Contract, other than your annuity benefit, shall cease.

Annuity Date — The Annuity Date will be the Maturity Date stated on your Specifications Pages unless prior to the Maturity Date, you have elected an Annuity Option.  If you are alive on the Maturity Date and the Contract is in effect, we will begin the income payments guaranteed under this Contract, unless you elect to receive the Account Value in a lump sum.  We may offer Annuity Options in addition to the Guaranteed Annuity Options defined below.

Annuity Amount — On the Annuity Date, we will apply the Account Value to a Guaranteed Annuity Option.  If Annuity Options other than the Guaranteed Annuity Options are available from us, you may choose to apply your Surrender Value or, if greater, 95% of your Account Value to another available Annuity Option.

If the Contract is subject to a partial assignment on the Annuity Date, we will pay the assignee’s share in one lump sum and apply the balance to your Annuity Option.

Income Payments — Income payments will be made under a Guaranteed Annuity Option as defined below, or if available, under another Annuity Option you choose.  The guaranteed income payment amount under a Guaranteed Annuity Option is based on the Annuity Table and the Annuity Payout Interest Rate stated on your Specifications Pages, and depends on the Annuitant’s age, which is subject to an Adjustment to Age stated on your Specification Pages, and the Annuitant’s sex (if permissible).  If you do not choose one of the Guaranteed Annuity Options, Guaranteed Annuity Option 1 will be used.

Income payments will be paid to you unless you designate another payee.  If you die on or after the Annuity Date, any remaining payments must be made at least as rapidly as before the Owner’s death.

Each payment must be at least the Minimum Annuity Payment amount stated on your Specifications Pages.  We may change the number of payments we make in a year such that each payment is at least the Minimum Annuity Payment amount, but we will not make payments less frequently than annually.

If no Premiums have been received by us for a period of three years and either (i) your Account Value is less than the Minimum Account Value stated on your Specifications Pages, or (ii) the Income Payments under Guaranteed Annuity Option 1 would be less than Guaranteed Minimum Monthly Annuity Payment stated on your Specifications Pages, we may, at our option, terminate the Contract and pay you in cash the present value of the annuity benefit calculated on the basis of the Annuity Table and the Annuity Payout Interest Rate stated on your Specifications Pages.

Once income payments begin, no changes can be made to the Annuity Option or the income payments.

Your income payments will not be less than what would be provided by applying the greater of your Surrender Value or 95% of your Account Value to purchase a single premium immediate annuity contract at then current purchase rates offered by the Company at the same time to the same class of Annuitants.

Guaranteed Annuity Option 1 — Payments for Life with a 10 Year Guaranteed Period — Equal monthly payments shall be made for 10 years and thereafter during the life of the person on whose life payments are based.

Guaranteed Annuity Option 2 — Payments for Joint and Survivor Life with a 10 Year Guaranteed Period — Equal monthly payments shall be made for 10 years and thereafter during the life of two designated persons on whose lives the payments are based.  After 10 years, upon the death of either person, payments will continue until the death of the survivor.

Adjustment to Age — To determine the Adjustment to Age, we will subtract the Age Setback shown on your Specifications Pages from the Annuitant’s actual age.

General Provisions

Entire Contract — The Contract (including your Specifications Pages) and any amendments, endorsements, riders (including rider specifications pages) make up the entire Contract between you and us.

Report — Prior to the Annuity Date, we will provide a report to you at least once each year.  The report will show the beginning and ending date of the report period.  The report will provide your Account Value at the beginning and at the end of the current report period, amounts credited and deducted from your Account Value identified by type, and the Surrender Value at the end of the current report period.  The report will contain other information if required by law.  Additional copies of the most recent Report may be obtained by the Owner upon Written Request.  A fee may be charged, which will be no more than the Maximum Charge for Additional Report stated on your Specifications Pages.

Modification of Contract — Any change in the Contract must be in writing and signed by the Company’s President and Secretary.  No other person has the authority to change or waive any Contract provision.  We may amend this Contract from time to time to comply with applicable state or federal law or regulation or to preserve the status of this Contract as an annuity.  No such change will be made without the prior approval of the New York State Insurance Department.

Written Requests — A Written Request will not take effect until we have received it in our Administrative Office.  We are not liable for actions taken by us or payments made before the Written Request was received by us at our Administrative Office.

Incontestable — We will not contest this Contract.

Incorrect Age or Sex — If the age or sex of the person on whose life payments are based has been misstated, we will adjust all benefits to those that the amount applied would have purchased for the correct age and sex.  Any overpayments we have made will be charged against subsequent payments.  Any amounts we owe as a result of underpayment will be paid in a lump sum.  Interest in the amount of 1% will be either charged or credited on overpayments or underpayments, as applicable.

Conformity with State Laws — This Contract will be interpreted under the laws of the state in which it is issued for delivery.  Paid-up annuity values, Surrender Value and Death Benefit will not be less than the minimum required by the laws of that state where the contract is issued for delivery.

Protection of Proceeds — All payments under the Contract will be exempt from the claims of creditors and legal process to the extent permitted by law.  No payment will be transferred, assigned or withdrawn before it becomes payable unless we agree.

Proof of Facts — We may ask any person claiming the right to payments for reasonable proof satisfactory to us of such person’s right to payment.  Any payment we make relying on that proof discharges us from any obligation to make that payment to another person.  We will require proof of the date of birth of the person on whose life payments are based.  We may require proof that such person is alive.

Deferral of Payment — We may delay payments or Transfers from the Separate Account under certain circumstances.  These include:

1)                      a closing of the New York Stock Exchange other than on a regular holiday or weekend;

2)                      a trading restriction by the Securities and Exchange Commission;

3)                      an emergency declared by the Securities and Exchange Commission; or

4)                      when required to withhold the payment by any other applicable law or regulation.

We may defer payment of withdrawals or surrenders from the General Account for up to six months.

Assignment — Unless your Contract is a Qualified Contract, you may assign or transfer your ownership rights.  Your rights will be subject to the assignment.  We are not responsible for the validity or tax consequences of the assignment.

An assignment of this Contract must be provided to our Administrative Office.  Once we have received it, the change will be effective on the date the assignment is signed, unless otherwise specified.  We are not liable for actions taken by us or payments made before the assignment was received by us at our Administrative Office.  We may restrict the assignment where restrictions are for purposes of satisfying applicable laws or regulations (including but not limited to insurable interest laws).

Change of Ownership — You may change the Owner by Written Request.  Once we have received it, the change will be effective on the date the Written Request is signed.  We are not liable for any actions taken by us or payment made by us before the change was received by us at our Administrative Office.  A change of ownership does not change the existing designated Annuitant or Beneficiary.  The new Owner may request a change of Beneficiary, other than a joint Owner or an irrevocable Beneficiary.  We may restrict the change of ownership where restrictions are for purposes of satisfying applicable laws or regulations (including but not limited to insurable interest laws).  Change of ownership may be a taxable event.  We are not responsible for the tax consequences of a change of ownership.

Nonparticipating — This policy does not participate in surplus or earnings of the Company.

Administrative Programs — At any time before you elect an Annuity Option, you may enroll, or terminate enrollment, in the administrative programs stated on your Specifications Pages by Written Request.  We may discontinue offering administrative programs or change the terms of the programs upon Prior Written Notice to you.

Specifications Pages

GENERAL DATA SECTION
Contract Number:
Contract Date:
Contract Type:	IRA, Roth IRA, SEP IRA

	Name	Date of Birth
Owner:	John Doe
Joint Owner:	Margaret Doe
Annuitant:	John Doe — Male
Primary Beneficiary:	[Name] Irrevocable
[Name] Irrevocable
Contingent Beneficiary:

Maturity Date:	mm/dd/yyyy of annuitant’s 100th birthday
Maturity Age:	100

State Insurance Department Contact: If you have a complaint or inquiry regarding this Contract, please contact the State Department of Insurance at phone number.

Prior Written Notice period:

30 days for: discontinuing Fixed Account available for additional Premiums; and material change in the Separate Accounts as allowed in the Separate Account section of the Contract.

60 days for: Account Value less than the Minimum Account Value; and increase or decrease of the Separate Account Charge

PREMIUMS AND ACCOUNT VALUES SECTION
Initial Premium:	$
Minimum Initial Premium:	$25,000
Maximum Total Premium:	$1,000,000 without prior Company approval
Maximum Premium Age:	80
Minimum Additional Premium:	$1,000

Minimum Account Value:	$5,000 in NY; $2,000 in other states
Minimum Account Value Period:	3 years in NY; 2 years

Minimum Withdrawal Amount:	$250
Minimum Account Value After Partial Withdrawal:	$20,000

FEES AND CHARGES SECTION
Separate Account Charge:	1.75% annually
Maximum Separate Account Charge:	1.75% annually

Contract Fee:	0
Requirement for Contract Fee Waiver:	0
Transfer Fee:	0
Maximum Charge for Additional Report:	$25

Withdrawal Charge Percentage:

Withdrawal Charge Percentage applied to each Premium	% 7	% 7	% 6	% 5	% 4	% 0
Number of years measured from date Premium was applied to Contract	1	2	3	4	5	6+

Waiver of the Withdrawal Charge:

•                  Election of an Annuity Option - We will waive the Withdrawal Charge if you apply your entire Account Value (i) to one of the Guaranteed Annuity Options, (ii) to a nonguaranteed Annuity Option with a life contingency or at least a ten-year period certain; or (iii) if necessary to provide income payments not less than what would be provided by applying your Surrender Value (or in NY the greater of your Surrender Value or 95% of your Account Value] to purchase a single premium immediate annuity contract at then-current purchase rates offered by the Company at the same time to the same class of Annuitants.

•                  Increase in Separate Account Charge - We will waive the Withdrawal Charge if you surrender your Contract within 60 days after we send Prior Written Notice of our intent to increase the Separate Account Charge.

•                  Payment under Minimum Account Value Provision - We will waive the Withdrawal Charge if we cancel your Contract and pay your Account Value under the Minimum Account Value Provision.

•                  Required Minimum Distribution - If your Contract is a Qualified Contract, we will waive the Withdrawal Charge for withdrawal of the amount required to be withdrawn under the Tax Code for this Contract only to the extent that amount is greater than the Free Withdrawal Amount.  This waiver only applies to the Required Minimum Distribution for one of the two calendar years that occur during each Contract Year.  This waiver does not apply to withdrawals made to satisfy any required minimum distribution from any other tax qualified investments you may own.

Free Withdrawal Percentage:	10%

INVESTMENT SECTION

Allocation and Transfer Rules:

•      Only one allocation can be in effect at any one time in addition to an allocation to the Fixed Account.

•      Any allocation change will trigger a 60-day waiting period before another allocation change can occur.

•      Your first allocation change is allowed 60 days after the Contract Date.

•      Transfers are made as an allocation change.

•      Allocations and Transfers not subject to the 60-day waiting period are:

•      Transfers allowed under the Subaccount section of the Contract

•      Transfers made due to a material change in the Separate Account as allowed in the Separate Account section of the Contract

•      Transfers made when calculating and paying a Death Benefit

•      Transfers made from the Fixed Account to Subaccounts according to your then current allocation.

Unrestricted Transfers:  Not applicable

Unit Value Computation:

The Unit Value of each Subaccount for each Business Day is equal to the Unit Value for the previous Business Day, multiplied by the net investment factor for that Subaccount on the current Business Day.  We determine a net investment factor for each Subaccount as follows:

(1)  Determine the value of the assets attributable to the Subaccount at the end of the current Business Day;

(2) Charge or credit for any taxes or amounts set aside as a reserve for taxes;

(3) Divide this amount by the value of the assets attributable to the Subaccount at the end of last Business Day that a Unit Value was determined;

(4)  Subtract the Separate Account Charge for each calendar day since the last day that a Unit Value was determined (for example, a Monday calculation will include charges for Saturday and Sunday).

ANNUITY BENEFIT SECTION

Minimum Annuity Payment:	$100
Guaranteed Minimum Monthly Annuity Payment	$20
Annuity Table

Annuity 2000 Mortality Table with 100% of Projection Scale G for both males and females. Projection Scale G factors are applied to each mortality rate beginning with the Annuitant’s age (subject to the Adjustment to Age) on the date the Annuity Option is elected.

Annuity Payout Interest Rate:	1.00%

Adjustment to Age

Year Income Payments Begin	Age Setback

2011 – 2019	1 year
2020 – 2029	2 years
2030 – 2039	3 years
2040 – 2049	4 years
2050 and later	5 years

For example, in the year 2028, we will subtract two years from the actual age, so the age 65 factor will apply to a 67-year old person instead of the age 67 factor.

Fixed Account Specifications Page

Fixed Accounts and Guarantee Periods available on Contract Date:

Systematic Transfer Option (STO):

Guarantee Periods	Guaranteed Interest Rate on Contract Date		Interest Allocation Period	Transfers occur
Six Month	x.xx	%	Monthly	Monthly
One Year	x.xx	%	Quarterly	Monthly or Quarterly

Restrictions Associated with Fixed Accounts:

•                  Funds must be systematically Transferred in equal installments over the Guarantee Period to the Subaccounts according to your allocation in effect on the date of each Transfer.

•                  Each Transfer must be at least $1,000 or, if less, the entire Account Value in the STO will be Transferred.

•                  The STO is available for new Premium only; Transfers into a STO are not allowed.

•                  Upon notice of death of the Owner, any money remaining in the STO will be Transferred to the Subaccounts according to your allocation in effect on the date of the Transfer.

•                  You can only have Account Value in either the six month or the one year STO at any one time.

Guaranteed Minimum Interest Rate	x.xx	%

Subaccount Specifications Page

Separate Account:              Separate Account I of National Integrity Life Insurance Company

Subaccount:

Equity Subaccounts

iShares S&P 500 Index Fund

iShares S&P 500 Growth Index Fund

iShares S&P 500 Value Index Fund

iShares S&P MidCap 400 Index Fund

iShares S&P SmallCap 600 Index Fund

Vanguard Dividend Appreciation Index Fund, ETF Shares

Vanguard Large-Cap Index Fund, ETF Shares

Vanguard Mega Cap 300 Index Fund, ETF Shares

Fixed Income Subaccounts

iShares Barclays Aggregate Bond Fund

iShares Barclays Intermediate Credit Bond Fund

iShares Barclays TIPS Bond Fund

iShares iBoxx $ High Yield Corporate Bond Fund

Vanguard Intermediate-Term Corporate Bond Index Fund, ETF Shares

Vanguard Total Bond Market Index Fund, ETF Shares

Vanguard Variable Insurance Fund Money Market Portfolio

International and Alternative Subaccounts

iShares S&P/Citigroup International Treasury Bond Fund

Vanguard Emerging Markets Stock Index Fund, ETF Shares

Vanguard Tax-Managed International Fund, Europe Pacific ETF Shares

Vanguard REIT Index Fund, ETF Shares